Filed pursuant to Rule 433
                                  Registration Nos. 333-181466 and 333-181466-01

GE Capital Credit Card Master Note Trust (GEMNT), Series 2012-6

JOINT BOOKRUNNERS: RBC (B&D), BAML
CO-MANAGERS      : CRT Capital, Natixis, SocGen

CLS SIZE(mm)   WAL   S/F     E.FINAL  L.FINAL  SPREAD    YLD    CPN     $Px
================================================================================
A   $1,000.000 4.96  AAA/AAA 08/15/17 08/17/20 iSwaps+43 1.372% 1.36%  99.96114%
B   $126.182+  4.96  AA-/A+  08/15/17 08/17/20 iSwaps+90 1.842% 1.83%  99.97635%
================================================================================
- Expected Settlement:   08/29/12
- First Payment Date:   10/15/12

- ERISA Eligible: Yes
- Min Denoms:     Class A:$100k x $1k; Class B:$100k x $1
- SEC Registered: Yes
- CUSIPS:         Class A:36159J DH1 ; Class B:36159J DJ7
- B&D:            RBC

--------------------------------------------------------------------------------
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus upon request. The securities may not be suitable for all investors. RBC Capital Markets, LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.
--------------------------------------------------------------------------------